Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-271638), and Form S-8 (No. 333-224744) of BayCom Corp (the “Company”), of our report dated March 30, 2023, except for the effects of the restatement described in Notes 2, 3, 4, 16, 20, 23, 24 and 25, as to which the date is July 25, 2023, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of the 2022 consolidated financial statements), appearing in this Annual Report on Form 10-K-A of the Company for the year ended December 31, 2022.

/s/ Moss Adams LLP

Sacramento, California
July 25, 2023